As filed with the Securities and Exchange Commission on August 25, 2021.

Registration No. 333-258985

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Turing Holding Corp.*

(Exact name of registrant as specified in its charter)

Delaware	7371	82-2668392
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 East Randolph Street, 25th Floor

Chicago, Illinois 60601

(312) 373-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ramona Mateiu

General Counsel and Chief Compliance Officer

200 East Randolph Street, 25th Floor

Chicago, Illinois 60601

(312) 373-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joshua N. Korff, P.C. Aaron M. Schleicher Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800	Guo Xiao Chief Executive Officer 200 East Randolph Street, 25th Floor Chicago, Illinois 60601 (312) 373-1000	Michael Kaplan Roshni Banker Cariello Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share	$100,000,000	$10,910.00

(1)	Includes the aggregate offering price of shares of common stock subject to the underwriters’ option to purchase additional shares.
(2)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Paid in connection with the initial filing of the registration statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*	The registrant will change its name to “Thoughtworks Holding, Inc.” prior to the completion of this offering. The term “Thoughtworks Holding, Inc.” in this prospectus refers to Turing Holding Corp.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-258985) is filed solely to amend Item 16 of Part II thereof and to file certain exhibits thereto. This Amendment No. 1 does not modify any provision of the preliminary prospectus contained in Part I. Accordingly, the preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All expenses will be borne by the registrant. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the exchange listing fee.

Amount to be Paid
SEC Registration Fee	$	*
FINRA filing fee		*
Exchange listing fee		*
Printing		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous expenses		*

Total:	$	*

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend, or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending, or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee, or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our bylaws will provide that we will indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

Upon completion, of this offering we intend to enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, expense advancement, and reimbursement, to the fullest extent permitted under the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation or bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

We will maintain standard policies of insurance that provide coverage (i) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to indemnification payments that we may make to such directors and officers. The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification of our directors and officers by the underwriters party thereto against certain liabilities arising under the Securities Act or otherwise.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold by us since January 1, 2018 that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Convertible Preferred Stock Issuances

1.

In December 2020, we issued and sold 539,083.558 shares of Series A Convertible Preferred Stock to one accredited investor at $612.15 per share for an aggregate consideration of approximately $330.0 million.

2.

In January 2021, we issued and sold 637,098.29 shares of Series A Convertible Preferred Stock to three accredited investors at $612.15 per share for an aggregate consideration of approximately $390.0 million.

3.

In June 2021, we issued and sold 188,876.097 shares of Series B Convertible Preferred Stock to seven accredited investors at $661.81 per share for an aggregate consideration of approximately $125.0 million.

Options and Common Stock Issuances

3.

From January 1, 2018 through the date of this registration statement, pursuant to our 2017 Stock Option Plan, we have granted options to purchase an aggregate of 218,005 shares of our Class C common stock to employees and directors having exercise prices ranging from $100.00 to $612.15 per share. Of these, options to purchase an aggregate of 21,087.59 shares of our Class C common stock have been forfeited and canceled without being exercised. 18,500 shares of Class C common stock were forfeited and returned to the option pool while 2,587.59 were cancelled and not returned to the option pool.

4.

From January 1, 2018 through the date of this registration statement, an aggregate of 30,755.97 shares of our Class B common stock were issued to employees, directors, and non-employees at prices between par value of $0.001 and $612.15 per share, for aggregate proceeds of approximately $3.3 million.

5.

From January 1, 2018 through the date of this registration statement, an aggregate of 43,733.12 shares of our Class C common stock were issued to employees, directors, and non-employees as a result of exercises of options, at a price of $100 per share, for aggregate proceeds of approximately $4.4 million.

Options Issued in Connection with Acquisitions

6.

In March 2021, pursuant to our 2017 Stock Option Plan, we granted options to purchase an aggregate of 11,225 shares of our Class C common stock in connection with our acquisition of two companies as employment benefits to individuals who were previously employed by the acquired companies and continued to be employed by us. One thousand of these options to purchase our Class C common stock have been cancelled without being exercised.

The offers and sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the above securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof.

Item 16.	Exhibits and Financial Statement Schedules.

See the Exhibit Index immediately preceding the signature page hereto, which is incorporated by reference as if fully set forth herein.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Document

1.1*	Form of Underwriting Agreement

3.1	Third Amended and Restated Certificate of Incorporation

3.2	Second Amended and Restated Bylaws

3.3	Form of Fourth Amended and Restated Certificate of Incorporation, to be in effect upon consummation of this offering

3.4	Form of Third Amended and Restated Bylaws, to be in effect upon consummation of this offering

4.1	Amended and Restated Registration Rights Agreement

4.2	Amendment No. 1 to Amended and Restated Registration Rights Agreement

5.1*	Opinion of Kirkland & Ellis LLP

10.1	Amended and Restated Credit Agreement, dated as of March 26, 2021, by and among Thoughtworks, Inc. and Turing Acquisition LLC, each as a co-borrower, Turing Midco LLC, as parent borrower, Turing Topco LLC, as holdings, and Credit Suisse AG, as administrative agent, and the lenders party thereto from time to time

10.2+	Form of Thoughtworks Holding, Inc. 2021 Omnibus Incentive Plan

10.3+	Form of Stock Option Agreement

10.4+	Form of Restricted Stock Unit Agreement

10.5+	Form of Indemnification Agreement

10.6	Form of Director Nomination Agreement

10.7+	Employment Agreement, dated as of October 12, 2017, by and between Thoughtworks, Inc. and Guo Xiao

10.8+	Employment Agreement, dated as of October 12, 2017, by and between Thoughtworks, Inc. and Dr. Rebecca Parsons

10.9+	Employment Agreement, dated as of October 19, 2017, by and between Thoughtworks, Ltd and Christopher Murphy

10.10+	Letter Agreement, dated as of August 10, 2021, by and between Thoughtworks, Inc. and Christopher Murphy

10.11+	Form of Thoughtworks Holding, Inc. Executive Severance Plan

21.1*	List of Subsidiaries of the Registrant

23.1**	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on signature page to previously filed registration statement)

*	To be filed by amendment.
**	Previously filed.
+	Management contract or compensatory plan or arrangement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Turing Holding Corp. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on August 25, 2021.

Turing Holding Corp.

By:	/s/ Erin Cummins

Name:	Erin Cummins
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

* Guo Xiao	Chief Executive Officer and Director (Principal Executive Officer)	August 25, 2021

/s/ Erin Cummins Erin Cummins	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 25, 2021

* Ian Davis	Director	August 25, 2021

* Robert Brennan	Director	August 25, 2021

* Jane Chwick	Director	August 25, 2021

* Rohan Haldea	Director	August 25, 2021

* Gina Loften	Director	August 25, 2021

* Salim Nathoo	Director	August 25, 2021

* William Parrett	Director	August 25, 2021

* Roxanne Taylor	Director	August 25, 2021

*By:	/s/ Erin Cummins
Erin Cummins Attorney-in-Fact

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